UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 10, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Dear Shareholders,

 I would like to lay out the plan for my first 60 days as the new CEO of our Company so investors have a clear understanding of my vision for EXAD.  I would like to settle a few nerves first and assure you that my goal is to grow EXAD by first moving it off Pink Sheets, and then using the incoming asset base to move to a Traded Exchange.

The most important act I can do as the new CEO is to ensure Metropolitan is spun off and all shareholders receive their shares. This action item ensures shareholders receive the share distribution that was outlined in prior 8-K’s, and also allows Metropolitan to progress its corporate agenda without any dilutive impact to EXAD shareholders.

I was part of the team of professional advisors who helped map out a plan to spinoff Metropolitan Dry Cleaners, Inc. and give the shareholders a piece of ownership in that company. In fact I supplied the Blank Check Shell used to allow the spinoff.  The reason I suggested this particular entity was that it has no history at all, making it the perfect company to take Metropolitan public.

The first thing I intend to do is to introduce Metropolitan to a PCAOB audit team so they can audit Metropolitan. The audit is expected to take approximately two weeks to complete. At the same time as the audit is being completed, I will begin working on the Questionnaire needed to get the Form 10 filed and establish a Transfer Agent for Metropolitan. I have already spoken with Counsel in order to prepare the groundwork for this.

The next task which I will work on for EXAD, is to provide some tender loving care and fix a few structural items that have hindered EXAD’s ability to flourish.  During the past few months while I worked with the former CEO I was able to communicate with the British Columbia Securities Commission (BCSC) regarding the removal of the Cease Trade Order (CTO) in Canada that was put in place two Managements ago in 2014.  I have also spoken with several parties that can assist in getting EXAD into the DTC system for the first time.  These two actions alone will allow for more liquidity in the market as the pool of potential market participants significantly widens.

Once the audit process has been completed on Metropolitan and the Form 10 has started I can then declare a record date for all EXAD shareholders of record to receive their shares in Metropolitan.  The FINRA filing for the record date will also include a name and ticker change for EXAD so it can reflect the future direction of the Company, and not the past.

Once the Metropolitan spinoff has been completed and EXAD has a new name and ticker, the first act of business will be to bring in the assets and beef up the balance sheet.  These assets were marked-to-market at year end 2016 and were valued at over $10 million. Their composition is of a high price point, liquid equity, which can be used by the Company as needed to fund future operations.

Although EXAD is starting a new chapter, these are exciting times for the Company.  Management will complete the action items that were outlined, and I hope this generates shareholder trust.

I will continue along the path the former CEO started with the 4.99% of Metropolitan EXAD will own following its spin-off.  I will slowly liquidate those shares using the funds generated to purchase shares of EXAD in the open market, and thus reduce the overall share structure of EXAD.

The former CEO conducted his own legal research and found nothing to support the allegations made against me or my other entity.  If you give me the same chance you gave the former CEO you should be very pleased with the outcomes.

Regards,

Matthew Dwyer, CEO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: January 10, 2017	/s/Matthew Dwyer
Matthew Dwyer
Chief Executive Officer